Exhibit 5.1

DILWORTH PAXSON LLP

December 21, 2005

Board of Directors
Arrhythmia Research Technology, Inc. 25 Sawyer Passway
Fitchburg, MA 01420

Re:	Arrhythmia Research Technology, Inc. 2005 Stock Award Plan Registration
Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel for Arrhythmia Research Technology, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 100,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), which may be issued by the Company and offered for resale by the selling securityholders pursuant to the 2005 Stock Award Plan (the “Plan”).

        We have examined the Certificate of Incorporation and By-Laws of the Company, minutes of the Board of Directors of the Company, copies of the Plan and the specimen certificates representing the Common Stock, originals or copies of all such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

        Based upon the foregoing, we are of the opinion that:

        The 100,000 shares of Common Stock which may be issued pursuant to the Plan when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

        We are opining solely on all applicable statutory provisions of Delaware General Corporate Law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution, and all applicable reported judicial decisions and regulatory determinations interpreting those laws.

        We hereby consent to being named in the Registration Statement and the Prospectus included therein as attorneys who have passed upon legal matters in connection with the Shares offered thereby under the caption “Legal Matters”. We further consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Dilworth Paxson LLP